Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of CBTX, Inc. of our report dated February 25, 2022 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Allegiance Bancshares, Inc. for the year ended December 31, 2021 and to the reference to us under the heading “Experts” in the filing.

/s/ Crowe LLP

Dallas, Texas

March 18, 2022